The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated July 12, 2022

PRICING SUPPLEMENT
Filed Pursuant to Rule 424(b)(2)
Registration Statement Nos. 333-236659 and 333-236659-01
Dated July , 2022

JPMorgan Chase Financial Company LLC Capped In-GEARS

Linked to the Russell 2000® Index due on or about February 22, 2028

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

Investment Description

Capped In-GEARS (Growth Enhanced Asset Return Securities), which we refer to as the “Securities,” are unsecured and unsubordinated debt securities issued by JPMorgan Chase Financial Company LLC (“JPMorgan Financial”), the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co., with a return linked to the performance of the Russell 2000® Index (the “Underlying”). The amount you receive at maturity will be based on the Underlying Performance Factor. The Underlying Performance Factor will equal the Final Value divided by the Initial Value (expressed as a percentage). The Initial Value will be the arithmetic average of the closing levels of the Underlying on each scheduled trading day during the approximately 3.5-week Initial Valuation Period and the Final Value will be the arithmetic average of the closing levels of the Underlying on each scheduled trading day during the approximately three-month Final Valuation Period.

•	If the Underlying Performance Factor is greater than or equal to 148.00082% (indicating an increase in the Final Value of at least 48.00082% from the Initial Value), JPMorgan Financial will pay you at maturity a cash payment per Security resulting in a return equal to the Maximum Gain of 88.40%.
•	If the Underlying Performance Factor is greater than or equal to 120% and less than 148.00082%, JPMorgan Financial will pay you at maturity a cash payment per Security resulting in a return equal to (a) 1.4571 times the difference between the Underlying Performance Factor and 120%, plus (b) 47.60%.
•	If the Underlying Performance Factor is greater than or equal to the Upper Downside Threshold of 92% and less than 120%, JPMorgan Financial will pay you at maturity a cash payment per Security resulting in a return equal to 1.70 times the difference between the Underlying Performance Factor and the Upper Downside Threshold of 92%.
•	If the Underlying Performance Factor is greater than or equal to the Lower Downside Threshold of 72% and less than the Upper Downside Threshold of 92%, JPMorgan Financial will pay you at maturity a cash payment per Security resulting in a negative return equal to 1.40 times the difference between the Underlying Performance Factor and the Upper Downside Threshold of 92%. In this case, JPMorgan Financial will repay less than your principal amount at maturity, resulting in a loss of 1.40% of your principal amount for every 1% that the Underlying Performance Factor is below the Upper Downside Threshold.
•	If, however, the Underlying Performance Factor is less than the Lower Downside Threshold of 72% (meaning that the Underlying Performance Factor is less than the Lower Downside Threshold of 72%, which indicates a decrease in the Final Value of more than 28% from the Initial Value), JPMorgan Financial will repay less than your principal amount at maturity, resulting in a loss of 1% of your principal amount for every 1% that the Underlying Performance Factor is below 100%. You may lose some or all of your principal amount at maturity.

Investing in the Securities involves significant risks. You may lose some or all of your principal amount. You will not receive dividends or other distributions paid on any stocks included in the Underlying, and the Securities will not pay interest. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of JPMorgan Financial as issuer of the Securities, and the creditworthiness of JPMorgan Chase & Co., as guarantor of the Securities. If JPMorgan Financial and JPMorgan Chase & Co. were to default on their payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features
❑	Growth Potential Subject to Maximum Gain — At maturity, if the Underlying Performance Factor is at least 92% (indicating that the Final Value increases, remains flat or decreases by up to 8% from the Initial Value), the Securities will provide a positive return based on the excess of the Underlying Performance Factor over 92%. The participation in that excess is 170% up to an Underlying Performance Factor of 120% and is 145.71% thereafter, provided that the return is limited by the Maximum Gain of 88.40%.
❑	Downside Market Exposure — If the Underlying Performance Factor is less than the Upper Downside Threshold of 92% but greater than the Lower Downside Threshold of 72%, JPMorgan Financial will repay less than your full principal amount at maturity, resulting in a loss of 1.40% of your principal amount for every 1% that the Underlying Performance Factor is less than the Upper Downside Threshold. If the Underlying Performance Factor is less than the Lower Downside Threshold of 72% (indicating a decrease in the Final Value of more than 28% from the Initial Value), JPMorgan Financial will repay less than your principal amount at maturity, resulting in a loss of 1% of your principal amount for every 1% that the Underlying Performance Factor is below 100%. You may lose some or all of your principal. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of JPMorgan Financial and JPMorgan Chase & Co.
Key Dates
Trade Date[1]	July 12, 2022
Original Issue Date (Settlement Date)[1]	July 15, 2022
Initial Valuation Period[2]	Each day that is a scheduled trading day in the period from and including July 11, 2022 to and including August 3, 2022
Final Valuation Period[2]	Each day that is a scheduled trading day in the period from and including November 17, 2027 to and including the Final Valuation Date
Final Valuation Date[2]	February 16, 2028
Maturity Date[2]	February 22 , 2028
1	Expected. In the event that we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date, the Initial Valuation Period, the Final Valuation Period and/or the Maturity Date will be changed so that the stated term of the Securities remains the same. See “Supplemental Plan of Distribution” for more details on the expected Settlement Date
2	Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to a Single Underlying — Notes Linked to a Single Underlying (Other Than a Commodity Index)” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement

THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. JPMORGAN FINANCIAL IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES MAY HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF JPMORGAN FINANCIAL FULLY AND UNCONDITIONALLY GUARANTEED BY JPMORGAN CHASE & CO. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 6 OF THIS PRICING SUPPLEMENT, UNDER “RISK FACTORS” BEGINNING ON PAGE S-2 OF THE ACCOMPANYING PROSPECTUS SUPPLEMENT, UNDER “RISK FACTORS” BEGINNING ON PAGE PS-12 OF THE ACCOMPANYING PRODUCT SUPPLEMENT AND UNDER “RISK FACTORS” BEGINNING ON PAGE US-3 OF THE ACCOMPANYING UNDERLYING SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES. THE SECURITIES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

Security Offering

We are offering Capped In-GEARS linked to the Russell 2000® Index. The Securities are offered at a minimum investment of $1,000 in denominations of $10 and integral multiples thereof. The return on the Securities is subject to, and will not exceed, the Maximum Gain.

Underlying	Maximum Gain	Upper Downside Threshold	Lower Downside Threshold	CUSIP	ISIN
Russell 2000® Index (Bloomberg ticker: RTY)	88.40%	92%	72%	48133E272	US48133E2726

See “Additional Information about JPMorgan Financial, JPMorgan Chase & Co. and the Securities” in this pricing supplement. The Securities will have the terms specified in the prospectus and the prospectus supplement, each dated April 8, 2020, product supplement no. UBS-1-II dated November 4, 2020, underlying supplement no. 1-II dated November 4, 2020 and this pricing supplement. The terms of the Securities as set forth in this pricing supplement, to the extent they differ or conflict with those set forth in the accompanying product supplement, will supersede the terms set forth in that product supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus, the accompanying prospectus supplement, the accompanying product supplement and the accompanying underlying supplement. Any representation to the contrary is a criminal offense.

	Price to Public[1]		Fees and Commissions[2]		Proceeds to Issuer
Offering of Securities	Total	Per Security	Total	Per Security	Total	Per Security
Securities Linked to the Russell 2000® Index		$10.00		$0.025		$9.975
1	See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the Securities.
2	UBS Financial Services Inc., which we refer to as UBS, will receive selling commissions from us that will not exceed $0.025 per $10.00 principal amount Security. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement, as supplemented by “Supplemental Plan of Distribution” in this pricing supplement.

If the Securities priced today, the estimated value of the Securities would be approximately $9.592 per $10 principal amount Security. The estimated value of the Securities, when the terms of the Securities are set, will be provided in the pricing supplement and will not be less than $9.30 per $10 principal amount Security. See “The Estimated Value of the Securities” in this pricing supplement for additional information.

The Securities are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

UBS Financial Services Inc.	J.P.Morgan

 Additional Information about JPMorgan Financial, JPMorgan Chase & Co. and the Securities

You may revoke your offer to purchase the Securities at any time prior to the time at which we accept such offer by notifying the agent. We reserve the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. In the event of any changes to the terms of the Securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these Securities are a part, and the more detailed information contained in the accompanying product supplement and the accompanying underlying supplement. This pricing supplement, together with the documents listed below, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying prospectus supplement, the accompanying product supplement and the accompanying underlying supplement, as the Securities involve risks not associated with conventional debt securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

t	Product supplement no. UBS-1-II dated November 4, 2020: http://www.sec.gov/Archives/edgar/data/19617/000095010320021470/crt_dp139324-424b2.pdf
t	Underlying supplement no. 1-II dated November 4, 2020: http://www.sec.gov/Archives/edgar/data/19617/000095010320021471/crt_dp139381-424b2.pdf
t	Prospectus supplement and prospectus, each dated April 8, 2020: http://www.sec.gov/Archives/edgar/data/19617/000095010320007214/crt_dp124361-424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, the “Issuer,” “JPMorgan Financial,” “we,” “us” and “our” refer to JPMorgan Chase Financial Company LLC.

Supplemental Terms of the Securities

For purposes of the accompanying product supplement, the Russell 2000® Index is an “Index.”

 Investor Suitability

The Securities may be suitable for you if, among other considerations:

t     You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire principal amount.

t     You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as a hypothetical investment in the Underlying.

t     You believe the level of the Underlying will increase, remain flat or decrease by less than 8% over the term of the Securities (such that the Underlying Performance Factor is greater than or equal to 92% of the Initial Value), or you believe that any appreciation is unlikely to exceed an amount equal to the Maximum Gain indicated on the cover hereof.

t     You understand and accept that your potential return is limited by the Maximum Gain and you are willing to invest in the Securities based on the Maximum Gain indicated on the cover hereof.

t     You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Underlying.

t     You do not seek current income from your investment and are willing to forgo dividends paid on the stocks included in the Underlying.

t     You are willing and able to hold the Securities to maturity.

t     You accept that there may be little or no secondary market for the Securities and that any secondary market will depend in large part on the price, if any, at which J.P. Morgan Securities LLC, which we refer to as JPMS, is willing to trade the Securities.

t     You understand and accept the risks associated with the Underlying.

t     You are willing to assume the credit risks of JPMorgan Financial and JPMorgan Chase & Co. for all payments under the Securities, and understand that if JPMorgan Financial and JPMorgan Chase & Co. default on their obligations, you may not receive any amounts due to you including any repayment of principal.

The Securities may not be suitable for you if, among other considerations:

t     You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire principal amount.

t     You require an investment designed to provide a full return of principal at maturity.

t     You cannot tolerate a loss of all or a substantial portion of your investment, or you are not willing to make an investment that may have the same downside market risk as a hypothetical investment in the Underlying.

t     You believe the level of the Underlying will decrease over the term of the Securities by more than 8% (such that the Underlying Performance Factor is less than 92% of the Initial Value), or you believe the Underlying will appreciate over the term of the Securities by more than the Maximum Gain indicated on the cover hereof.

t     You are unwilling to invest in the Securities based on the Maximum Gain indicated on the cover hereof.

t     You seek an investment that has unlimited return potential without a cap on appreciation.

t     You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Underlying.

t     You seek current income from your investment or prefer not to forgo dividends paid on the stocks included in the Underlying.

t     You are unwilling or unable to hold the Securities to maturity, or seek an investment for which there will be an active secondary market.

t     You do not understand or accept the risks associated with the Underlying.

t     You are not willing to assume the credit risks of JPMorgan Financial and JPMorgan Chase & Co. for all payments under the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisers have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” section of this pricing supplement and the “Risk Factors” sections of the accompanying prospectus supplement, the accompanying product supplement and the accompanying underlying supplement for risks related to an investment in the Securities. For more information on the Underlying, please see the section titled “The Underlying” below.

Indicative Terms

Issuer:	JPMorgan Chase Financial Company LLC, an indirect, wholly owned finance subsidiary of JPMorgan Chase & Co.
Guarantor:	JPMorgan Chase & Co.
Issue Price:	$10.00 per Security (subject to a minimum purchase of 100 Securities or $1,000)
Principal Amount:	$10.00 per Security. The payment at maturity will be based on the principal amount.
Underlying:	Russell 2000® Index
Term[1]:	Approximately 67 months
Payment at Maturity (per $10 principal amount Security):

If the Underlying Performance Factor is greater than or equal to 148.00082%, JPMorgan Financial will pay you a cash payment at maturity per $10 principal amount Security equal to:

$10.00 + ($10.00 × Maximum Gain)

If the Underlying Performance Factor is greater than or equal to 120% and less than 148.00082%, JPMorgan Financial will pay you a cash payment at maturity per $10 principal amount Security equal to:

$10.00 + {$10.00 × [1.4571 × (Underlying Performance Factor – 120%) + 47.60%]}

If the Underlying Performance Factor is greater than or equal to the Upper Downside Threshold of 92% and less than 120%, JPMorgan Financial will pay you a cash payment at maturity per $10 principal amount Security equal to:

$10.00 + [$10.00 × 1.70 × (Underlying Performance Factor – 92%)]

If the Underlying Performance Factor is greater than or equal to the Lower Downside Threshold of 72% and less than the Upper Downside Threshold of 92%, JPMorgan Financial will pay you a cash payment at maturity per $10 principal amount Security equal to:

$10.00 + [$10.00 × 1.40 × (Underlying Performance Factor – 92%)]

In this scenario, you will lose 1.40% of your principal amount for every 1% that the Underlying Performance Factor is below the Upper Downside Threshold.  You will lose some of your principal amount.

If the Underlying Performance Factor is less than the Lower Downside Threshold of 72%, JPMorgan Financial will pay you a cash payment at maturity per $10 principal amount Security equal to:

$10.00 × Underlying Performance Factor

In this scenario, you will lose 1% of your principal amount for every 1% that the Underlying Performance Factor is below 100%.  You will lose some or all of your principal amount.

Underlying Performance Factor:	Expressed as a percentage: Final Value Initial Value
Maximum Gain:	88.40%. In no event will the return on the Principal Amount be greater than the Maximum Gain.
Upper Downside Threshold:	92%
Lower Downside Threshold:	72%
Initial Value:	The arithmetic average of the closing levels of the Underlying during the Initial Valuation Period

Initial Valuation Period[2]:	Each day that is a scheduled trading day in the period from and including July 11, 2022 to and including August 3, 2022
Final Value:	The arithmetic average of the closing levels of the Underlying during the Final Valuation Period
Final Valuation Period[2]:	Each day that is a scheduled trading day in the period from and including November 17, 2027 to and including the Final Valuation Date

1 See footnote 1 under “Key Dates” on the front cover

3 See footnote 2 under “Key Dates” on the front cover

Investment Timeline
Initial Valuation Period	The closing level of the Underlying is observed on each day that is a scheduled trading day and the Initial Value of the Underlying is determined.

Final Valuation Period	The closing level of the Underlying is observed on each day that is a scheduled trading day. The Final Value and the Underlying Performance Factor are determined.

Maturity Date

If the Underlying Performance Factor is greater than or equal to 148.00082%, JPMorgan Financial will pay you a cash payment at maturity per $10 principal amount Security equal to:

$10.00 + ($10.00 × Maximum Gain)

If the Underlying Performance Factor is greater than or equal to 120% and less than 148.00082%, JPMorgan Financial will pay you a cash payment at maturity per $10 principal amount Security equal to:

$10.00 + {$10.00 × [1.4581 × (Underlying Performance Factor – 120%) + 47.60%]}

If the Underlying Performance Factor is greater than or equal to the Upper Downside Threshold of 92% and less than 120%, JPMorgan Financial will pay you a cash payment at maturity per $10 principal amount Security equal to:

$10.00 + [$10.00 × 1.70 × (Underlying Performance Factor – 92%)]

If the Underlying Performance Factor is greater than or equal to the Lower Downside Threshold of 72% and less than the Upper Downside Threshold of 92%, JPMorgan Financial will pay you a cash payment at maturity per $10 principal amount Security equal to:

$10.00 + [$10.00 × 1.40 × (Underlying Performance Factor – 92%)]

Under these circumstances, you will lose 1.40% of your principal amount for every 1% that the Underlying Performance Factor is below the Upper Downside Threshold.

If the Underlying Performance Factor is less than the Lower Downside Threshold of 72%, JPMorgan Financial will pay you a cash payment at maturity per $10 principal amount Security equal to:

$10.00 × Underlying Performance Factor

Under these circumstances, you will lose some or all of your principal amount.

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. IF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. WERE TO DEFAULT ON THEIR PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

 What Are the Tax Consequences of the Securities?

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. UBS-1-II. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of Securities.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the Securities as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement. Assuming this treatment is respected, the gain or loss on your Securities should be treated as long-term capital gain or loss if you hold your Securities for more than a year, whether or not you are an initial purchaser of Securities at the issue price. However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the Securities could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by this notice.

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities.  Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations.  Additionally, a recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2023 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”).  Based on certain determinations made by us, we expect that Section 871(m) will not apply to the Securities with regard to Non-U.S. Holders.  Our determination is not binding on the IRS, and the IRS may disagree with this determination.  Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security.  If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the Securities.  You should consult your tax adviser regarding the potential application of Section 871(m) to the Securities.

 Key Risks

An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in the Underlying. These risks are explained in more detail in the “Risk Factors” sections of the accompanying prospectus supplement, the accompanying product supplement and the accompanying underlying supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Securities.

Risks Relating to the Securities Generally

t	Your Investment in the Securities May Result in a Loss — The Securities differ from ordinary debt securities in that we will not necessarily repay the full principal amount of the Securities. We will pay you the principal amount of your Securities in cash only if the Underlying Performance Factor is not below the Upper Downside Threshold of 92%. If the Underlying Performance Factor is greater than or equal to the Lower Downside Threshold of 72% and less than the Upper Downside Threshold of 92%, you will lose 1.40% of your principal amount for every 1% that the Underlying Performance Factor is less than the Upper Downside Threshold. If the Underlying Performance Factor is less than the Lower Downside Threshold, you will lose 1% of your principal amount for every 1% that the Underlying Performance Factor is below 100%. Accordingly, you could lose up to your entire principal amount.
t	Credit Risks of JPMorgan Financial and JPMorgan Chase & Co. — The Securities are unsecured and unsubordinated debt obligations of the Issuer, JPMorgan Chase Financial Company LLC, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. The Securities will rank pari passu with all of our other unsecured and unsubordinated obligations, and the related guarantee JPMorgan Chase & Co. will rank pari passu with all of JPMorgan Chase & Co.’s other unsecured and unsubordinated obligations. The Securities and related guarantees are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any repayment of principal, depends on the ability of JPMorgan Financial and JPMorgan Chase & Co. to satisfy their obligations as they come due. As a result, the actual and perceived creditworthiness of JPMorgan Financial and JPMorgan Chase & Co. may affect the market value of the Securities and, in the event JPMorgan Financial and JPMorgan Chase & Co. were to default on their obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire investment.
t	As a Finance Subsidiary, JPMorgan Financial Has No Independent Operations and Limited Assets — As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements. As a result, we are dependent upon payments from our affiliates to meet our obligations under the Securities. If these affiliates do not make payments to us and we fail to make payments on the Securities, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.
t	The Appreciation Potential of the Securities Is Limited by the Maximum Gain — The appreciation potential of the Securities is limited by the Maximum Gain of 88.40%. Accordingly, the appreciation potential of the Securities will be limited by the Maximum Gain even if the Underlying Performance Factor is greater than the Maximum Gain.
t	You Will Not Know the Initial Value Until After the Trade Date Because the Initial Value Is Determined Over an Approximately 3.5-Week Period Commencing on July 11, 2022 — Because the Initial Value is calculated based on the arithmetic average of the closing levels of the Underlying during an approximately 3.5-week period from and including July 11, 2022, the Initial Value will not be determined until the last day of the Initial Valuation Period, and, accordingly, you will not know the Initial Value until after the Trade Date. The Initial Value may be higher than if it were based on the closing level of the Underlying on the Trade Date or other days during the Initial Valuation Period. The level of the Underlying may increase on one or more days during the Initial Valuation Period, which will increase the Initial Value. Under these circumstances, the level above which the Final Value must reach in order for you to receive a positive return on your initial investment in the Securities will be higher than if the Initial Value were the closing level of the Underlying on the Trade Date.
t	The Averaging Convention Used to Calculate the Final Value Could Limit Returns — Your investment in the Securities may not perform as well as an investment the return of which is based solely on the performance of the Underlying on a single day. Your ability to earn a positive return on the Securities at maturity may be limited by the averaging convention used to calculate the Final Value, especially if there is a significant decline in the closing level of the Underlying during the Final Valuation Period or if there is significant volatility in the closing level of the Underlying during the term of the Securities. Accordingly, you may not receive a positive return even if the closing level of the Underlying is not less than the Initial Value on the final Ending Averaging Date.
t	The Participation in Any Excess of the Underlying Performance Factor above the Upper Downside Threshold Applies Only If You Hold the Securities to Maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, if any, the price you receive likely will not reflect the full economic value of the participation in any excess of the Underlying Performance Factor above the Upper Downside Threshold or the Securities themselves, and the return you realize may be less than the return indicated by the participation in any excess of the Underlying Performance Factor above the Upper Downside Threshold and may be less than the Underlying’s return, even if that return is positive. You can receive the full benefit of the participation in any excess of the Underlying Performance Factor above the Upper Downside Threshold only if you hold your Securities to maturity.
t	No Interest Payments — JPMorgan Financial will not make any interest payments to you with respect to the Securities.
t	The Probability That the Underlying Performance Factor Will Fall Below the Upper Downside Threshold Will Depend on the Volatility of the Underlying — “Volatility” refers to the frequency and magnitude of changes in the level of the Underlying. Greater expected volatility with respect to the Underlying reflects a higher expectation as of the Trade Date that the Underlying Performance Factor could fall below the Upper Downside Threshold, resulting in the loss of some or most of your investment. However, the Underlying’s volatility can change significantly over the term of the Securities. The level of the Underlying could fall sharply, which could result in a significant loss of principal.

t	Investing in the Securities Is Not Equivalent to Investing in the Stocks Composing the Underlying — Investing in the Securities is not equivalent to investing in the stocks included in the Underlying. As an investor in the Securities, you will not have any ownership interest or rights in the stocks included in the Underlying, such as voting rights, dividend payments or other distributions.
t	We Cannot Control Actions by the Sponsor of the Underlying and That Sponsor Has No Obligation to Consider Your Interests — We and our affiliates are not affiliated with the sponsor of the Underlying and have no ability to control or predict its actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the Underlying. The sponsor of the Underlying is not involved in this Security offering in any way and has no obligation to consider your interest as an owner of the Securities in taking any actions that might affect the market value of your Securities.
t	Your Return on the Securities Will Not Reflect Dividends on the Stocks Composing the Underlying — Your return on the Securities will not reflect the return you would realize if you actually owned the stocks included in the Underlying and received the dividends on the stocks included in the Underlying. This is because the calculation agent will calculate the amount payable to you at maturity of the Securities by reference to the arithmetic average of the closing levels of the Underlying during the Final Valuation Period, without taking into consideration the value of dividends on the stocks included in the Underlying.
t	Lack of Liquidity — The Securities will not be listed on any securities exchange. JPMS intends to offer to purchase the Securities in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which JPMS is willing to buy the Securities.
t	Tax Treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your tax adviser about your tax situation.
t	The Final Terms and Valuation of the Securities Will Be Finalized on the Trade Date and Provided in the Pricing Supplement — The final terms of the Securities will be based on relevant market conditions when the terms of the Securities are set and will be finalized on the Trade Date and provided in the pricing supplement. In particular, the estimated value of the Securities will be finalized on the Trade Date and provided in the pricing supplement and may be as low as the minimum set forth on the cover of this pricing supplement. Accordingly, you should consider your potential investment in the Securities based on the minimum for the estimated value of the Securities.

Risks Relating to Conflicts of Interest

t	Potential Conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as calculation agent and hedging our obligations under the Securities and making the assumptions used to determine the pricing of the Securities and the estimated value of the Securities when the terms of the Securities are set, which we refer to as the estimated value of the Securities. In performing these duties, our and JPMorgan Chase & Co.’s economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities. In addition, our and JPMorgan Chase & Co.’s business activities, including hedging and trading activities, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could adversely affect any payment on the Securities and the value of the Securities. It is possible that hedging or trading activities of ours or our affiliates in connection with the Securities could result in substantial returns for us or our affiliates while the value of the Securities declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement for additional information about these risks.
t	Potentially Inconsistent Research, Opinions or Recommendations by JPMS, UBS or Their Affiliates — JPMS, UBS or their affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Securities, and that may be revised at any time. Any such research, opinions or recommendations may or may not recommend that investors buy or hold investments linked to the Underlying and could affect the value of the Underlying, and therefore the market value of the Securities.
t	Potential JPMorgan Financial Impact on the Market Price of the Underlying — Trading or transactions by JPMorgan Financial or its affiliates in the Underlying or in futures, options or other derivative products on the Underlying may adversely affect the market value of the Underlying and, therefore, the market value of the Securities.

Risks Relating to the Estimated Value and Secondary Market Prices of the Securities

t	The Estimated Value of the Securities Will Be Lower Than the Original Issue Price (Price to Public) of the Securities — The estimated value of the Securities is only an estimate determined by reference to several factors. The original issue price of the Securities will exceed the estimated value of the Securities because costs associated with selling, structuring and hedging the Securities are included in the original issue price of the Securities. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Securities and the estimated cost of hedging our obligations under the Securities. See “The Estimated Value of the Securities” in this pricing supplement.
t	The Estimated Value of the Securities Does Not Represent Future Values of the Securities and May Differ from Others’ Estimates — The estimated value of the Securities is determined by reference to internal pricing models of our affiliates when the terms of the Securities are set. This estimated value of the Securities is based on market conditions and other relevant factors existing at that time and assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors.

Different pricing models and assumptions could provide valuations for the Securities that are greater than or less than the estimated value of the Securities. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the Securities could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy Securities from you in secondary market transactions. See “The Estimated Value of the Securities” in this pricing supplement.

t	The Estimated Value of the Securities Is Derived by Reference to an Internal Funding Rate — The internal funding rate used in the determination of the estimated value of the Securities may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the Securities as well as the higher issuance, operational and ongoing liability management costs of the Securities in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the Securities. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the Securities and any secondary market prices of the Securities. See “The Estimated Value of the Securities” in this pricing supplement.
t	The Value of the Securities as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Securities for a Limited Time Period — We generally expect that some of the costs included in the original issue price of the Securities will be partially paid back to you in connection with any repurchases of your Securities by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. See “Secondary Market Prices of the Securities” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your Securities during this initial period may be lower than the value of the Securities as published by JPMS (and which may be shown on your customer account statements).
t	Secondary Market Prices of the Securities Will Likely Be Lower Than the Original Issue Price of the Securities — Any secondary market prices of the Securities will likely be lower than the original issue price of the Securities because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices may exclude selling commissions, projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the Securities. As a result, the price, if any, at which JPMS will be willing to buy Securities from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you. See the immediately following risk factor for information about additional factors that will impact any secondary market prices of the Securities.

The Securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Securities to maturity. See “— Risks Relating to the Securities Generally — Lack of Liquidity” above.

t	Many Economic and Market Factors Will Impact the Value of the Securities — As described under “The Estimated Value of the Securities” in this pricing supplement, the Securities can be thought of as securities that combine a fixed-income debt component with one or more derivatives. As a result, the factors that influence the values of fixed-income debt and derivative instruments will also influence the terms of the Securities at issuance and their value in the secondary market. Accordingly, the secondary market price of the Securities during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the level of the Underlying, including:
t	any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads;
t	customary bid-ask spreads for similarly sized trades;
t	our internal secondary market funding rates for structured debt issuances;
t	the actual and expected volatility in the level of the Underlying;
t	the time to maturity of the Securities;
t	the dividend rates on the equity securities included in the Underlying;
t	interest and yield rates in the market generally; and
t	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the Securities, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the Securities, if any, at which JPMS may be willing to purchase your Securities in the secondary market.

Risks Relating to the Underlying

t	An Investment in the Securities Is Subject to Risks Associated with Small Capitalization Stocks — The equity securities included in the Underlying are issued by companies with relatively small market capitalization. The stock prices of smaller companies may be more volatile than stock prices of large capitalization companies. Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. These companies tend to be less well-established than large market capitalization companies. Small capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.

Hypothetical Examples and Return Table

Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.

The following table and hypothetical examples below illustrate the payment at maturity per $10.00 principal amount Security for a hypothetical range of Underlying Performance Factors from 0.00% to 240.00% on an offering of the Securities linked to a hypothetical Underlying, and assume a hypothetical Initial Value for the Underlying of 100 and reflect the Upper Downside Threshold of 92%, the Lower Downside Threshold of 72% and the Maximum Gain of 88.40%. The hypothetical Initial Value of 100 has been chosen for illustrative purposes only and may not represent a likely actual Initial Value. The actual Initial Value will be based on the arithmetic average of the closing levels of the Underlying during the Initial Valuation Period. The Final Value will be based on the arithmetic average of the closing levels of the Underlying during the Final Valuation Period. For historical data regarding the actual closing levels of the Underlying, please see the historical information set forth under “The Underlying” in this pricing supplement. The hypothetical payment at maturity examples set forth below are for illustrative purposes only and may not be the actual returns applicable to a purchaser of the Securities. The actual payment at maturity may be more or less than the amounts displayed below and will be determined based on the actual terms of the Securities, including, the Initial Value, the Maximum Gain, the Upper Downside Threshold, the Lower Downside Threshold and the Final Value. You should consider carefully whether the Securities are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

Final Value	Underlying Performance Factor (%)	Payment at Maturity ($)	Return at Maturity per $10.00 issue price (%)
240.00000	240.00000%	$18.840	88.40%
230.00000	230.00000%	$18.840	88.40%
220.00000	220.00000%	$18.840	88.40%
210.00000	210.00000%	$18.840	88.40%
200.00000	200.00000%	$18.840	88.40%
190.00000	190.00000%	$18.840	88.40%
180.00000	180.00000%	$18.840	88.40%
170.00000	170.00000%	$18.840	88.40%
160.00000	160.00000%	$18.840	88.40%
150.00000	150.00000%	$18.840	88.40%
148.00082	148.00082%	$18.840	88.40%
140.00000	140.00000%	$17.674	76.74%
130.00000	130.00000%	$16.217	62.17%
120.00000	120.00000%	$14.760	47.60%
110.00000	110.00000%	$13.060	30.60%
105.00000	105.00000%	$12.210	22.10%
100.00000	100.00000%	$11.360	13.60%
97.50000	97.50000%	$10.935	9.35%
95.00000	95.00000%	$10.510	5.10%
92.00000	92.00000%	$10.000	0.00%
90.00000	90.00000%	$9.720	-2.80%
80.00000	80.00000%	$8.320	-16.80%
75.00000	75.00000%	$7.620	-23.80%
72.00000	72.00000%	$7.200	-28.00%
70.00000	70.00000%	$7.000	-30.00%
60.00000	60.00000%	$6.000	-40.00%
50.00000	50.00000%	$5.000	-50.00%
40.00000	40.00000%	$4.000	-60.00%
30.00000	30.00000%	$3.000	-70.00%
20.00000	20.00000%	$2.000	-80.00%
10.00000	10.00000%	$1.000	-90.00%
0.00000	0.00000%	$0.000	-100.00%

Example 1 — The level of the Underlying increases by 120% from the Initial Value of 100 to a Final Value of 220, and therefore, the Underlying Performance Factor is 220%. Because the Underlying Performance Factor is 220%, which is greater than or equal to 148.00082%, at maturity, JPMorgan Financial will pay you your principal amount plus a return equal to the Maximum Gain of 88.40%, resulting in a payment at maturity of $18.84 per $10 principal amount Security, calculated as follows:

$10.00 + ($10.00 × Maximum Gain)
$10.00 + ($10.00 × 88.40%) = $18.84

Example 2 — The level of the Underlying increases by 30% from the Initial Value of 100 to a Final Value of 130, and therefore, the Underlying Performance Factor is 130%. Because the Underlying Performance Factor is 130%, which is greater than or equal to 120% and less than 148.00082%, at maturity, JPMorgan Financial will pay you your principal amount plus a return equal to 62.17%, resulting in a payment at maturity of $16.217 per $10 principal amount Security, calculated as follows:

$10.00 + {$10.00 × [1.4571 × (Underlying Performance Factor – 120%) + 47.60%]}

$10.00 + {$10.00 × [1.4571 × (130% – 120%) + 47.60%]}

$10.00 + ($10.00 × 62.17%) = $16.217

Example 3 — The level of the Underlying increases by 5% from the Initial Value of 100 to a Final Value of 105, and therefore, the Underlying Performance Factor is 105%.  Because the Underlying Performance Factor is 105%, which is greater than or equal to 92% and less than 120%, at maturity, JPMorgan Financial will pay you your principal amount plus a return equal to 22.10%, resulting in a payment at maturity of $12.21 per $10 principal amount Security, calculated as follows:

$10.00 + [$10.00 ×1.70 × (Underlying Performance Factor – 92%)]

$10.00 + [$10.00 × 1.70 × (105% – 92%)]

$10.00 + ($10.00 × 22.10%) = $12.21

Example 4 — The level of the Underlying decreases by 20% from the Initial Value of 100 to a Final Value of 80, and therefore, the Underlying Performance Factor is 80%. Because the Underlying Performance Factor is 80%, which is greater than or equal to the Lower Downside Threshold of 72% and less than the Upper Downside Threshold of 92%, at maturity, JPMorgan Financial will pay you a payment at maturity of $8.32 per $10 principal amount Security, calculated as follows:

$10.00 + [$10.00 × 1.40 × (Underlying Performance Factor – 92%)]

$10.00 + [$10.00 × 1.40 × (80% – 92%)]

$10.00 + ($10.00 × -16.80%) = $8.32

If the Underlying Performance Factor is greater than or equal to the Lower Downside Threshold and less than the Upper Downside Threshold, investors will lose 1.40% of their principal amount for every 1% that the Underlying Performance Factor is below the Upper Downside Threshold.  Investors will lose some of their principal amount.

Example 5 — The level of the Underlying decreases by 50% from the Initial Value of 100 to a Final Value of 50, and therefore, the Underlying Performance Factor is 50%. Because the Underlying Performance Factor is 50%, which is less than the Lower Downside Threshold of 75%, at maturity, JPMorgan Financial will pay you a payment of $5.00 per $10 principal amount Security, calculated as follows:

$10.00 × Underlying Performance Factor

$10.00 × 50% = $5.00

If the Underlying Performance Factor is less than the Lower Downside Threshold, investors will lose 1% of their principal amount for every 1% that the Underlying Performance Factor is below 100%. Investors will lose some or all of their principal amount.

The hypothetical returns and hypothetical payments on the Securities shown above apply only if you hold the Securities for their entire term. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

The Underlying

The Russell 2000® Index consists of the middle 2,000 companies included in the Russell 3000E™ Index and, as a result of the index calculation methodology, consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. For additional information about the Russell 2000® Index, see the information set forth under “Equity Index Descriptions — The Russell Indices” in the accompanying underlying supplement.

Historical Information

The following table sets forth the quarterly high and low closing levels of the Underlying, based on daily closing levels of the Underlying as reported by the Bloomberg Professional® service (“Bloomberg”), without independent verification. The information given below is for the four calendar quarters in each of 2017, 2018, 2019, 2020 and 2021 and the first and second calendar quarters of 2022. Partial data is provided for the third calendar quarter of 2022. The closing level of the Underlying on July 11, 2022 was 1,732.008. The actual Initial Value will be based on the arithmetic average of the closing levels of the Underlying during the Initial Valuation Period. We obtained the closing levels of the Underlying above and below from Bloomberg, without independent verification. You should not take the historical levels of the Underlying as an indication of future performance.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Close
1/1/2017	3/31/2017	1,413.635	1,345.598	1,385.920
4/1/2017	6/30/2017	1,425.985	1,345.244	1,415.359
7/1/2017	9/30/2017	1,490.861	1,356.905	1,490.861
10/1/2017	12/31/2017	1,548.926	1,464.095	1,535.511
1/1/2018	3/31/2018	1,610.706	1,463.793	1,529.427
4/1/2018	6/30/2018	1,706.985	1,492.531	1,643.069
7/1/2018	9/30/2018	1,740.753	1,653.132	1,696.571
10/1/2018	12/31/2018	1,672.992	1,266.925	1,348.559
1/1/2019	3/31/2019	1,590.062	1,330.831	1,539.739
4/1/2019	6/30/2019	1,614.976	1,465.487	1,566.572
7/1/2019	9/30/2019	1,585.599	1,456.039	1,523.373
10/1/2019	12/31/2019	1,678.010	1,472.598	1,668.469
1/1/2020	3/31/2020	1,705.215	991.160	1,153.103
4/1/2020	6/30/2020	1,536.895	1,052.053	1,441.365
7/1/2020	9/30/2020	1,592.287	1,398.920	1,507.692
10/1/2020	12/31/2020	2,007.104	1,531.202	1,974.855
1/1/2021	3/31/2021	2,360.168	1,945.914	2,220.519
4/1/2021	6/30/2021	2,343.758	2,135.139	2,310.549
7/1/2021	9/30/2021	2,329.359	2,130.680	2,204.372
10/1/2021	12/31/2021	2,442.742	2,139.875	2,245.313
1/1/2022	3/31/2022	2,272.557	1,931.288	2,070.125
4/1/2022	6/30/2022	2,095.440	1,649.836	1,707.990
7/1/2022	7/11/2022*	1,769.604	1,727.547	1,732.008

* As of the date of this pricing supplement, available information for the third calendar quarter of 2022 includes data for the period from July 1, 2022 through July 11, 2022. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2022.

The graph below illustrates the daily performance of the Underlying from January 3, 2012 through July 11, 2022, based on information from Bloomberg, without independent verification. The dotted lines represent a hypothetical Upper Downside Threshold of 1,593.447 and a hypothetical Lower Downside Threshold of 1,247.046, equal to 92% and 72%, respectively, of the closing level of the Underlying on July 11, 2022.  The actual Upper Downside Threshold and Lower Downside Threshold will be equal to 92% and 72%, respectively, of the Initial Value.

Past performance of the Underlying is not indicative of the future performance of the Underlying.

The historical performance of the Underlying should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the Underlying or during the Initial Valuation Period or the Final Valuation Period. There can be no assurance that the performance of the Underlying will result in the return of any of your principal amount.

Supplemental Plan of Distribution

We and JPMorgan Chase & Co. have agreed to indemnify UBS and JPMS against liabilities under the Securities Act of 1933, as amended, or to contribute to payments that UBS may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus. We will agree that UBS may sell all or a part of the Securities that it purchases from us to the public or its affiliates at the price to public indicated on the cover hereof.

Subject to regulatory constraints, JPMS intends to offer to purchase the Securities in the secondary market, but it is not required to do so.

We or our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities, and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See “Supplemental Use of Proceeds” in this pricing supplement and “Use of Proceeds and Hedging” in the accompanying product supplement.

We expect that delivery of the Securities will be made against payment for the Securities on or about the Original Issue Date set forth on the front cover of this pricing supplement, which will be the third business day following the Trade Date of the Securities (this settlement cycle being referred to as “T+3”).  Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise.  Accordingly, purchasers who wish to trade Securities on any date prior to two business days before delivery will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

The Estimated Value of the Securities

The estimated value of the Securities set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the Securities, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the Securities. The estimated value of the Securities does not represent a minimum price at which JPMS would be willing to buy your Securities in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the Securities may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding values of the Securities as well as the higher issuance, operational and ongoing liability management costs of the Securities in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the Securities. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the Securities and any secondary market prices of the Securities. For additional information, see “Key Risks — Risks Relating to the Estimated Value and Secondary Market Prices of the Securities — The Estimated Value of the Securities Is Derived by Reference to an Internal Funding Rate” in this pricing supplement. The value of the derivative or derivatives underlying the economic terms of the Securities is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the Securities is determined when the terms of the Securities are set based on market conditions and other relevant factors and assumptions existing at that time. See “Key Risks — Risks Relating to the Estimated Value and Secondary Market Prices of the Securities — The Estimated Value of the Securities Does Not Represent Future Values of the Securities and May Differ from Others’ Estimates” in this pricing supplement.

The estimated value of the Securities will be lower than the original issue price of the Securities because costs associated with selling, structuring and hedging the Securities are included in the original issue price of the Securities. These costs include the selling commissions paid to UBS, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Securities and the estimated cost of hedging our obligations under the Securities. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the Securities. See “Key Risks — Risks Relating to the Estimated Value and Secondary Market Prices of the Securities — The Estimated Value of the Securities Will Be Lower Than the Original Issue Price (Price to Public) of the Securities” in this pricing supplement.

Secondary Market Prices of the Securities

For information about factors that will impact any secondary market prices of the Securities, see “Key Risks — Risks Relating to the Estimated Value and Secondary Market Prices of the Securities — Secondary Market Prices of the Securities Will Be Impacted by Many Economic and Market Factors” in this pricing supplement. In addition, we generally expect that some of the costs included in the original issue price of the Securities will be partially paid back to you in connection with any repurchases of your Securities by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be up to one month. The length of any such initial period reflects secondary market volumes for the Securities, the structure of the Securities, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the Securities and when these costs are incurred, as determined by our affiliates. See “Key Risks — Risks Relating to the Estimated Value and Secondary Market Prices of the Securities — The Value of the Securities as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Securities for a Limited Time Period” in this pricing supplement.

Supplemental Use of Proceeds

The Securities are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the Securities. See “Hypothetical Examples and Return Table” in this pricing supplement for an illustration of the risk-return profile of the Securities and “The Underlying” in this pricing supplement for a description of the market exposure provided by the Securities.

The original issue price of the Securities is equal to the estimated value of the Securities plus the selling commissions paid to UBS, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Securities, plus the estimated cost of hedging our obligations under the Securities.

Supplemental Information About the Form of the Securities

The Securities will initially be represented by a type of global security that we refer to as a master note.  A master note represents multiple securities that may be issued at different times and that may have different terms.  The trustee and/or paying agent will, in accordance with instructions from us, make appropriate entries or notations in its records relating to the master note representing the Securities to indicate that the master note evidences the Securities.